Exhibit 99.16

NOTICES OF MEETINGS

GENERAL MEETINGS OF SHAREHOLDERS AND HOLDERS SHARES

PEUGEOT SA
Peugeot SA – Société Anonyme with a Managing Board and a Supervisory Board with a share capital of €894,828,213.00
552 100 554 R.C.S. Versailles
Address: Route de Gisy – 78140 VELIZY VILLACOUBLAY – FRANCE
Telephone: + 33 1 57 59 46 26 – www.groupe-psa.com

PRELIMINARY NOTICE
OF A SPECIAL MEETING OF SHAREHOLDERS BENEFITING FROM DOUBLE VOTING RIGHTS
TO BE HELD ON JANUARY 4, 2021

IMPORTANT INFORMATION – COVID-19

The Company hereby informs its shareholders that, in the context of the Covid-19 epidemic and the combat to prevent the spread of the virus, a situation which is continually evolving, the Company may have to change the methods through which the shareholders may participate for participating in the Special Meeting which is to be held at 10.00am on January 4, 2021.
Notably, the Special Meeting may be held “behind closed doors” (without the shareholders being physically present), if the French government imposes restrictions on travel or prohibits gatherings due to public health concerns, and notably if the measures provided for in Ordinance 2020-321 of March 25, 2020 are extended.
The Company therefore advises its shareholders as of now to consult the Special Meeting section of its website https://www.groupe-psa.com/en/ on a regular basis.
In addition, in view of the Covid-19 epidemic and the French government’s recommendations, the Company asks that the greatest care to be taken in this respect. In particular, it recommends to its shareholders that they participate in the Special Meeting by voting online, by correspondence or by appointing the Chairman of the Meeting as proxy.
The conditions and procedure for shareholders to participate in the Special Meeting are set out in the final section of this notice.
In particular, the Company has taken all measures to facilitate distance voting (by correspondence or by proxy) via the dedicated secure voting platform for the Special Meeting : https://peugeot.voteassemblee.com
With respect to the Company’s relations with its shareholders, the Company strongly encourages its shareholders to communicate via email when sending their requests and documents, using the following address: communication-financiere@mpsa.com.

Notice is hereby given to the Company’s shareholders benefiting from double voting rights that a Special Meeting will be held on 4 January 2021 at 10.00am, at the Centre Technique de Vélizy, Route de Gisy, 78140 Vélizy-Villacoublay, France.

The Special Meeting has been called with a view to considering the following agenda and the corresponding draft resolutions:

Meeting Agenda

1.Review and approval of the contemplated cross-border merger by way of absorption of the Company with and into Fiat Chrysler Automobiles N.V.;
2.Removal of the double voting rights; and
3.Powers for formalities.

Text of the draft resolutions

First resolution – (Review and approval of the contemplated cross-border merger by way of absorption of the Company with and into Fiat Chrysler Automobiles N.V.) –– The Special Meeting, deliberating in accordance with the quorum and majority requirements applicable to special meetings of shareholders, after considering:
–the report of the Managing Board of the Company prepared pursuant to Articles L. 236-27 and R. 236-16 of the French Commercial Code, to which the opinion of the works council (Comité Social et Economique) of the Company dated November 8, 2019 is appended;
–the reports relating to the terms and conditions of the contemplated cross-border merger by absorption of the Company with and into Fiat Chrysler Automobiles N.V., a public limited liability company (naamloze vennootschap), incorporated under the laws of the Netherlands, with corporate seat in Amsterdam, the Netherlands, and address at 25 St. James’s Street, SW1A 1HA, London, United Kingdom, registered with the Dutch trade register under number: 60372958 (“FCA”) (the “Cross-Border Merger”) and to the valuation of the contributions, prepared by Olivier Péronnet, from Finexsi, appointed by an order of the President of the Nanterre Commercial Court issued on February 11, 2020 pursuant to Articles L. 236-10 and L. 225-147 of the French Commercial Code;
–the combination agreement entered into on December 17, 2019 between the Company and FCA as amended on September 14, 2020 (the “Combination Agreement”);
–the common draft terms of the Cross-Border Merger (including their schedules, the “Cross-Border Merger Terms”) entered into on October 27, 2020 between the Company and FCA;
–the prospectus relating to the application for listing and admission to trading (i) on the Mercato Telematico Azionario of the FCA common shares to be issued in the Cross-Border Merger, and (ii) on Euronext Paris of the FCA common shares, including the FCA common shares to be issued in the Cross-Border Merger, approved by the Netherlands authority for the financial markets (Autoriteit Financiële Markten) on November 20, 2020 and a French translation of the summary of such prospectus;
–the annual financial statements of the Company relating to the financial years ended on December 31, 2019, December 31, 2018 and December 31, 2017 approved by the general meetings of the Company and certified by the statutory auditors of the Company;
–the management reports relating to the financial years ended on December 31, 2019, December 31, 2018 and December 31, 2017 of the Company;
–the 2020 half-yearly financial report of the Company including the consolidated half-year financial statements of the Company as at June 30, 2020, having been subject to a limited review by the statutory auditors of the Company;
–the 2020 half-yearly financial report of FCA including the unaudited condensed consolidated financial statements of FCA as of and for the three and six months ended June 30, 2020; and
–the resolutions submitted today to the Extraordinary General Meeting of the shareholders held today;
1.Acknowledges that the Extraordinary General Meeting of Shareholders will be called upon to approve the following, and itself approves:
–the Cross-Border Merger pursuant to the terms and conditions of the Cross-Border Merger Terms;
–the Cross-Border Merger Terms as a whole, under which it is agreed that subject to the prior satisfaction of the conditions precedent set forth in Article 13 of the Cross-Border Merger Terms, or, to the extent permitted by the Cross-Border Merger Terms or by applicable law, the waiver in whole or in part of said conditions precedent, the Company will transfer to FCA all its assets and liabilities by way of a merger by absorption of the Company with and into FCA;

–the universal transfer of all of the Company’s assets and liabilities (transmission universelle de patrimoine) to FCA as a result of the Cross-Border Merger;
–the setting of the effective time of the Cross-Border Merger at 00:00 a.m. Central European Time after the day on which a Dutch civil law notary executes the Dutch notarial deed to effect the Cross-Border Merger (the “Effective Time”) in accordance with the terms of the Cross-Border Merger Terms and subject to the prior satisfaction of the conditions precedent set forth in Article 13 of the Cross-Border Merger Terms or, to the extent permitted by the Cross-Border Merger Terms or by applicable law, the waiver in whole or in part, of said conditions precedent;
–the setting of the date of the Cross-Border Merger’s retroactive effect, agreed between the Company and FCA, as from the first day of the calendar year during which the Effective Time occurs;
–the provisional book value of the assets contributed by the Company amounting to €24,826 million and of the liabilities transferred by the Company amounting to €5,242 million, i.e. a provisional book value of the Company’s net asset amounting to €17,625.76 million, after having applied a 10% discount, in each case determined on the basis of a simplified balance sheet of the Company as at June 30, 2020 prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code with application of IFRS accounting principles; and
–the merger consideration in exchange for the contribution pursuant to the Cross-Border Merger according to which each ordinary share of the Company, with a nominal value of €1.00, (the “PSA Ordinary Shares”) (other than the Excluded PSA Shares, as defined below) outstanding immediately prior to the date and time determined in the relevant Euronext notice (the “Merger Record Time”) shall be exchanged for 1.742 common shares of FCA (the “Exchange Ratio”), each with a nominal value of €0.01 per share (the “FCA Common Shares”).
2.Acknowledges that, subject to the conditions precedent set forth in Article 13 of the Cross-Border Merger Terms or, to the extent permitted by the Cross-Border Merger Terms or by applicable law, the waiver in whole or in part, of said conditions precedent:
–pursuant to Article L. 236-3(II) of the French Commercial Code and pursuant to the terms of the Cross-Border Merger Terms, no FCA share will be allotted and issued in respect of PSA Ordinary Shares which, at the Effective Time of the Cross-Border Merger, are held in treasury by the Company or by FCA or are otherwise referred to in Article L. 236-3(II) of the French Commercial Code (the “Excluded PSA Shares”);
–the definitive value of the transferred assets and liabilities of the Company and the Company’s net asset will be determined by the surviving entity based on the individual financial statements of the Company on the first day of the calendar year during which the Effective Time occurs and after adjustments to be made in accordance with Part 9 of Book 2 of the Dutch Civil Code with application of IFRS accounting principles;
–FCA will increase its share capital in exchange for the contribution pursuant to the Cross-Border Merger by issuing and allotting, at the Merger Record Time, for each issued and outstanding PSA Ordinary Share (excluding the Excluded PSA Shares) 1.742 FCA Common Shares, provided that no fractional FCA Common Shares shall be issued and allotted and any fractional entitlements in connection with the Cross-Border Merger will be settled as determined pursuant to Article 6.1 of the Cross-Border Merger Terms;
–the new FCA Common Shares issued as part of the Cross-Border Merger, and represented by the Book-Entry Positions, shall be issued and allotted to Cede & Co, as nominee for The Depository Trust Company (“DTC”), for inclusion in the centralized depositary and clearing systems of DTC and Euroclear France, and ultimately, directly or indirectly, on behalf and for the benefit of the former holders of PSA Ordinary Shares; it being specified that the book-entry positions previously representing PSA Ordinary Shares (other than Excluded PSA Shares, if any), which include all PSA Ordinary Shares (other than Excluded PSA Shares, if any) held in (i) pure registered form (nominatif pur), (ii) administered registered form (nominatif administré), and (iii) bearer form (au porteur) shall following the implementation of the Cross-Border Merger be exchanged for book-entry positions representing FCA Common Shares issued and allotted in accordance with the Exchange Ratio (the “Book-Entry Positions”);
–the new FCA Common Shares allotted pursuant to the Cross-Border Merger will be ranked pari passu in all respects with all other FCA Common Shares issued and outstanding at the Merger Record Time, and no special rights or restrictions will apply to any of the new FCA Common Shares;
–the new FCA Common Shares will be fully paid-up and free of any encumbrances; they will be admitted to trading on (i) the regulated markets of Euronext Paris and the MTA, and (ii) the NYSE;
–FCA will assume, at the Effective Time, all rights and obligations of the Company, and in particular:
◦all obligations resulting from the undertakings of the Company towards the beneficiaries of performance shares of the Company outstanding at the Effective Time, it being specified that, in accordance with the terms of the Cross-Border Merger Terms, each outstanding equity incentive award with respect to PSA Ordinary

Shares that is subject to performance conditions, vesting or other restrictions under the performance shares plans of the Company will be automatically converted at the Effective Time into a restricted share unit award with respect to a number of FCA Common Shares equal to the product of the number of PSA Ordinary Shares underlying such equity incentive award and the Exchange Ratio (for purposes of determining the number of PSA Ordinary Shares underlying an equity incentive award, performance conditions will be deemed satisfied at a level that is to be determined by the Company prior to the Effective Time, and the number of FCA Common Shares to be received by each holder will be rounded down to the nearest whole number without any cash compensation paid or due to such holder);
◦all obligations resulting from the undertakings of the Company toward the holders of the outstanding equity warrants issued by the Company (the “PSA Equity Warrants”), in accordance with the terms of the Cross-Border Merger Terms, except to the extent the PSA Equity Warrants have been cancelled prior to the Effective Time, it being specified that each PSA Equity Warrant will cease to represent an equity warrant giving entitlement to subscribe PSA Ordinary Shares and will be automatically converted into one (1) equity warrant giving entitlement to subscribe a number of FCA Common Shares equal to the exercise ratio of the PSA Equity Warrant in effect immediately prior to the Effective Time, multiplied by the Exchange Ratio (a “FCA Equity Warrant”), at an exercise price per FCA Equity Warrant equal to €1.00; and
◦all other obligations resulting from the undertakings of the Company towards any other creditors, including its bondholders;
–subject to the definitive effectiveness of the Cross-Border Merger following the execution by a Dutch civil law notary of the Dutch notarial deed of Cross-Border Merger, the Company will be dissolved without liquidation as of the Effective Time;

Second resolution – (Removal of the double voting rights) –– The Special Meeting, deliberating in accordance with the quorum and majority requirements applicable to special meetings, as a result of the preceding resolution, after considering the report of the Managing Board and pursuant to Article L. 225-99 of the French Commercial Code:
1.Acknowledges that the Extraordinary General Meeting of Shareholders of the Company of today is called upon to decide, in accordance with the quorum and majority requirements for extraordinary general meetings of Shareholders in its second resolution the removal, subject to the definitive completion of the Cross-Border Merger and at the Effective Time, of the double voting rights which will be attached, at this date, to the PSA Ordinary Shares pursuant to Article 11 of the bylaws of the Company;
2.Acknowledges that, pursuant to Article L. 225-99 of the French Commercial Code, the decision of the Extraordinary General Meeting, to be definitive, requires the approval of the removal of the double voting rights attached to the PSA Ordinary Shares by the Special Meeting of Shareholders benefiting from double voting rights;
3.Approves the removal, subject to the definitive completion of the Cross-Border Merger at the Effective Time, of the double voting rights which will be attached to the PSA Ordinary Shares at this date pursuant to Article 11 of the bylaws of the Company;
4.Acknowledges that as a result of this resolution and of the second resolution submitted to the Extraordinary General Meeting of Shareholders of the Company today, each PSA Ordinary Share will entitle its holder to one voting right as of the Effective Time; and
5.Acknowledges that the bylaws of the Company will not be amended as a result of this resolution and of the second resolution submitted to the Extraordinary General Meeting of Shareholders of the Company today, the Company being dissolved as of right at the Effective Time as a result of the Cross-Border Merger.

Third resolution – (Powers for formalities) –– The Special Meeting, deliberating in accordance with the quorum and majority requirements applicable to special meetings of shareholders gives all powers to the holder of an original, a copy or a certified extract of the minutes of this Special Meeting in order to carry out any legal submission, publicity or any other formalities or have them carried out.
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A. – Details of how to participate in the Special Meeting of Peugeot SA to be held on January 4, 2021

1.Formalities to be carried out beforehand in order to participate in the Special Meeting of shareholders benefiting from double voting rights

In accordance with article R.225-85 of the French Commercial Code, the shareholders are hereby informed that in order to participate in the Special Meeting they must have proof of possession of shares which have been recorded in a registered share account, whether a directly registered (nominatif pur) or an administered (nominatif administré) account, for at least two (2) years and which are still held two business days prior to the Special Meeting, i.e., on Wednesday December 30, 2020, at midnight (Paris time).

The shareholders, regardless of the number of shares they hold, may choose one of the following voting methods:

– by physically attending the Special Meeting;
– by correspondence (by post or online);
– by appointing the Chairman of the Meeting as proxy;
– by appointing any private individual or legal entity of their choice as proxy; or
– by sending a proxy form to the Company without naming a proxy.

In accordance with the provisions of article R. 225-61 of the French Commercial Code, Peugeot SA shall make available to its shareholders a platform specifically for the Special Meeting.

Shareholders can use this secure platform https://peugeot.voteassemblee.com to request an admission card (carte d’admission), appoint the Chairman as proxy, appoint a shareholder or any other named person as proxy, or vote online.

Shareholders log on using the access codes which will be sent to them by email or, in the absence of email, by post.

The secure platform will be accessible from 09.00am (Paris time) on Wednesday December 16, 2020 until 3.00pm (Paris time) on Saturday January 2 2021.

Please note that, in view of the current situation regarding the public health crisis, the procedures for participating in the Special Meeting may be changed and that the Special Meeting could be held “behind closed doors” (without the shareholders being physically present).

Therefore, shareholders are advised to contribute to ensuring that their vote is taken into account by opting to vote online.

2.Physically attending the Special Meeting in person

This option is not recommended in view of the Covid-19 epidemic.

A shareholder wanting to attend the Special Meeting in person must request an admission card (carte d’admission) (by post or via the internet).

Shareholders will receive the notice of meeting brochure, together with the voting form, by post unless they have requested to receive notices of meetings by electronic means.

Shareholders will be able to obtain their admission card (carte d’admission) either by returning the voting form duly completed and signed to Société Générale, using the pre-paid envelop enclosed with the notice of meeting or via the dedicated platform https://peugeot.voteassemblee.com, logging on with the access codes that will be sent to them by email, or in the absence of email, by post.

Shareholders wishing to attend the Special Meeting in person must, on the day of the Meeting, be able to prove their identity and present the admission card.

3.Voting by correspondence or by proxy:

3.1 Voting by correspondence or by proxy by sending the form by post

A combined form for voting by correspondence or by proxy will be sent to all the shareholders receiving notice of the Special Meeting, by email, or, in the absence of email, by post.

Correspondence votes sent by post, using the pre-paid envelop enclosed with the notice of meeting, will only be taken into account if the duly completed and signed forms are received by Société Générale Securities Services - Service des Assemblées - CS 30812 - 44308 Nantes Cedex 3, France, at least three days prior to the date of the Special Meeting, i.e., by Thursday December 31, 2020.

3.2 Voting by correspondence or by proxy by sending the form by email

In accordance with the provisions of article R. 225-61 of the French Commercial Code, Peugeot SA provides its shareholders with an online platform specifically for online voting.

Shareholders choosing to vote by email should log on to the platform https://peugeot.voteassemblee.com, using the username and password which will be sent to them by email, or in the absence of email, by post.

Appointments of proxies or cancellations of appointments expressed electronically will only be taken into account if confirmations are received by no later than 3.00pm (Paris time) on Saturday January 2, 2021.

Shareholders are advised not to wait until the last few days to vote, in order to avoid any internet congestion resulting in the electronic form not being taken into account.

4.Appointment of a proxy and cancellation of such appointment

Shareholders having chosen to be represented by appointing a proxy, must notify this appointment and may also cancel such appointment:

- preferably online, for shareholders owning registered shares, by logging on to the platform https://peugeot.voteassemblee.com, as explained in the section “If you would like to vote online”, by no later than 3.00pm (Paris time) on Saturday January 2, 2021;

- by post, by returning the voting form in the pre-paid envelop which was enclosed with the notice of meeting, and received by Société Générale Securities Services, Service des Assemblées Générales, CS 30812, 44 308 Nantes Cedex 3, France, four days prior to date of the Special Meeting, i.e., by no later than Thursday December 31, 2020, at midnight (Paris time);

As a reminder, signed proxy forms must specify the surname, first name and address of the shareholder, as well as those of their proxy. In accordance with article R. 225-79 of the French Commercial Code, the shareholders may notify Société Générale Securities Services that they wish to cancel the appointment of their proxy, following the same procedure as that for the proxy’s appointment.

It should be noted that for any proxy form submitted by a shareholder without specifying the name of a proxy, the Chairman of the Special Meeting will vote in accordance with the Managing Board’s recommendations.

B. – Documents made available to the shareholders

The documents referred to in article R. 225-73-1 of the French Commercial Code will be available on the Company’s website https://www.groupe-psa.com/en/finance/individual-shareholders/, under “General Meeting”, by no later than twenty-one days prior to the Special Meeting, i.e., Thursday December 14, 2020, as provided for by applicable legal and regulatory provisions.

C. – Requests for the inclusion on the agenda of items or draft resolutions

One or more shareholders, or a shareholder association, representing at least the percentage of capital provided for by legal and regulatory provisions, may request the inclusion on the agenda of items or draft resolutions, as provided for in articles L. 225-105 and R. 225-71 and R. 225-73 of the French Commercial Code.

Requests for the inclusion on the agenda of items or draft resolutions proposed by shareholders must be sent to the Chairman of the Managing Board preferably, in any case by email, at the following address communication-financiere@mpsa.com, and as the case may be, by registered letter with acknowledgement of receipt sent to the Company’s address: Route de Gisy, 78140 Vélizy-Villacoublay – France, after publication of the present notice of meeting and must be received by the Company by no later than twenty-five days prior to the Special Meeting, i.e., by no later than Thursday December 10, 2020.

A request for the inclusion of an item on the agenda must specify the reasons for such request. A request for the inclusion of a draft resolution must be accompanied by the text of the draft resolution, to which may be attached a brief explanatory statement giving the reasons for such request. If the draft resolution relates to the presentation of a nominee for appointment to the Supervisory Board, it must be accompanied by the information listed in paragraph 5° of article R. 225-83 of the French Commercial Code.

The requests must be accompanied by a shareholding certificate (attestation d’inscription en compte) relating to shares recorded in the registered share accounts kept by Company evidencing that the person presenting the request holds or represents the percentage of capital required by article R. 225-71 of the French Commercial Code. In addition, the item or draft resolution shall only be considered by the Special Meeting if the shareholder presenting the request sends another shareholding certificate evidencing that the shares are duly recorded in the same accounts two trading days prior to the Special Meeting, i.e., Wednesday December 30, 2020, midnight (Paris time).

Requests for inclusion on the agenda of draft resolutions presented by the works council, as provided for in article R. 2323-14 of the French Labor Code, must be sent to the Chairman of the Managing Board preferably, in any case by email to the following address communication-financiere@mpsa.com, and as the case may be, by registered letter with acknowledgement of receipt sent to the Company’s address: Route de Gisy – 78140 Vélizy-Villacoublay – France, within ten days from publication of this notice of meeting in the legal gazette Bulletin des Annonces Légales Obligatoires (BALO), i.e., by no later than Wednesday December 2, 2020. The request must be accompanied by the text of the draft resolutions, to which may be attached a brief explanatory statement giving the reasons for such request.

The Chairman of the Managing Board will acknowledge receipt of the requests for inclusion of items or draft resolutions on the agenda, either by registered letter (lettre recommandée) or by email at the address indicated by the shareholder, within five days from receipt of the registered letter.

The draft resolutions presented, as well as the list of items added to the agenda, as the case may be, by the shareholders, will be published on the Company’s website https://www.groupe-psa.com/en/finance/individual-shareholders/, under “General Meeting”.

D. – Questions submitted in writing

In accordance with article R. 225-84 of the French Commercial Code, any shareholder who would like to submit questions in writing must, by no later than four business days prior to the date of the Special Meeting, i.e., Monday December 28, 2020, send their questions to the Chairman of the Managing Board, preferably, in any case by email at the following address communication-financiere@mpsa.com, and as the case may be, by registered letter with acknowledgement of receipt, sent to the Company’s address: Route de Gisy – 78140 Vélizy-Villacoublay – France.

These questions will only be taken into account if they are accompanied by a shareholding certificate (attestation d’inscription en compte) evidencing that the shares are recorded in the registered share accounts kept by the Company.

The responses to the written questions may be published directly on the Company’s website https://www.groupe-psa.com/en/finance/individual-shareholders/, under “General Meeting”.

The Managing Board